(d)(5)(i)

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee
		(as a percentage of average daily
		Assets allocated to the Sub-Adviser)

Voya Emerging Markets	November 18, 2014	0.3825%
Corporate Debt Fund

Voya Emerging Markets Hard	November 18, 2014	0.2925%
Currency Debt Fund

Voya Emerging Markets Local	November 18, 2014	0.315%
Currency Debt Fund

Voya Investment Grade Credit	November 18, 2014	0.18%
Fund

Voya Securitized Credit Fund	November 18, 2014	0.225%

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